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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS




We hereby consent to (i) the incorporation by reference in this Registration Statement of Eltrax Systems, Inc. on Amendment No. 1 to Form S-4 (333-43224) of our report dated March 26, 1999, on our audits of the consolidated financial statements of Sulcus Hospitality Technologies Corp. as of December 31, 1998 and for each year in the two year period ended December 31, 1998 (not presented separately in the Eltrax Systems, Inc. financial statements), which report is included in the Current Report on Form 8-K of Eltrax Systems, Inc. filed August 28, 2000 and (ii) the reference to us under the heading "Experts" in this Registration Statement.




/s/ Crowe, Chizek and Company LLP
Columbus, Ohio
August 28, 2000